Exhibit 99.1

Dollar Tree, Inc. Announces Annual Meeting Results

CHESAPEAKE, Va. - June 20, 2013 - Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less, held its Annual Meeting of Shareholders at The Founders' Inn, in Virginia Beach, Virginia, on Thursday, June 20, 2013.

Shareholders re-elected Arnold S. Barron, Macon F. Brock, Jr., Mary Anne Citrino, H. Ray Compton, Conrad M. Hall, Lemuel E. Lewis, J. Douglas Perry, Bob Sasser, Thomas A. Saunders III, Thomas E. Whiddon, and Carl P. Zeithaml to serve on the Board of Directors. Each of these Directors received a majority of the votes cast at the Meeting.

In addition, shareholders approved the Company's 2013 Director Deferred Compensation Plan; ratified the selection of KPMG as the Company's Independent Registered Public Accounting Firm; approved management's proposal to increase authorized shares of the Company's common stock; and passed a proposal to approve, on an advisory basis, the compensation of the Company's named executive officers. Each of these proposals received a majority of votes cast at the Meeting.

Dollar Tree, a Fortune 500 Company, operated 4,763 stores in 48 states and 5 Canadian Provinces as of May 4, 2013, with total retail selling square footage of 41.2 million. To learn more about the Company, visit www.DollarTree.com.

CONTACT:
Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com